SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                          IN-HOUSE REHAB CORPORATION
                (Name of Registrant as Specified in Its Charter)

                          IN-HOUSE REHAB CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

                          IN-HOUSE REHAB CORPORATION
                       325 WEST MAIN STREET, SUITE 1400 B
                          LOUISVILLE, KENTUCKY 40202
                              (502) 568-8923

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD NOVEMBER 16, 1998

TO THE SHAREHOLDERS OF IN-HOUSE REHAB CORPORATION:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of In-House Rehab Corporation, a Colorado corporation, will be held at the Republic Bank Building, 661 South Hurstbourne Parkway, Louisville, Kentucky, on Monday, November 16, 1998, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. The ratification of the appointment of Strothman & Company PSC as the Company's independent auditors;

     3. The approval of an amendment to the Company's Articles of Incorporation to change the name of the Company to "Perennial Health Systems, Inc."

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the Common Stock, no par value, of the Company of record at the close of business on October 12, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  DAVID V. HALL, PRESIDENT
Louisville, Kentucky
October 12, 1998

                          IN-HOUSE REHAB CORPORATION
                       325 WEST MAIN STREET, SUITE 1400 B
                          LOUISVILLE, KENTUCKY 40202
                               (502) 568-8923

                     -------------------------------------
                               PROXY STATEMENT
                     -------------------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 16, 1998

                              GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of In-House Rehab Corporation, a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Republic Bank Building, 661 South Hurstbourne Parkway, Louisville, Kentucky, on Monday, November 16, 1998, at 10:00 a.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about October 16, 1998.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report which consists of a Summary Annual Report and Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value Common Stock. Each share of Common Stock entitles the holder to one (1) vote. Only shareholders of record at the close of business on October 12, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On October 12, 1998, the Company had 13,391,072 shares of its no par value Common Stock outstanding. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common Stock represented in person or by proxy shall constitute a quorum at the Meeting.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares entitled to vote owned beneficially, as of October 12, 1998, by any person, who is known to the Company to be the beneficial owner of 5% or more of the Company's Common Stock and, in addition, by each Executive Officer and Director of the Company and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

NAME AND ADDRESS OF               AMOUNT OF BENEFICIAL            PERCENT
BENEFICIAL OWNER                       OWNERSHIP                  OF CLASS
-------------------               --------------------           ----------
David V. Hall                          3,648,225<FN1>              27.1%
Suite 1400B
325 West Main Street
Louisville, Kentucky  40202

Robert J. Babine                         795,463<FN2>               6.0%
Suite 1400B
325 West Main Street
Louisville, Kentucky  40202

Timothy M. Graven                          2,500<FN3>                --
168 Totem Road
Louisville, KY  40207

Bert L. Blieden                           13,000<FN4>               0.1%
3900 Glen Bluff Road
Louisville, KY  40222

Rebecca H. Krueger                       151,500<FN5>               1.1%
Suite 1400B
325 West Main Street
Louisville, Kentucky  40202

Michael J. Kitchen                        90,420<FN6>               0.7%
Suite 1400B
325 West Main Street
Louisville, Kentucky  40202

Nicole D. Perry                           51,500<FN7>               0.4%
Suite 1400B
325 West Main Street
Louisville, Kentucky  40202

Retirement Care Associates, Inc.       3,661,000<FN8>              27.4%
6000 Lake Forrest Drive, Suite 200
Atlanta, Georgia  30328

All Executive Officers and             4,752,608                   34.6%
Directors as a Group
(8 Persons)

                                       2


_________________

<FN1>
Includes 3,538,225 shares held directly by Mr. Hall, 10,000 shares held by his wife as custodian for two minor children, and 100,000 shares underlying currently exercisable options held by Mr. Hall.
<FN2>
Includes 782,463 shares held directly by Mr. Babine and 13,000 shares held by a daughter.
<FN3>
Represents 2,500 shares underlying currently exercisable stock options held by Mr. Graven.
<FN4>
Includes 10,000 shares held directly by Mr. Blieden and 3,000 shares held by his wife.
<FN5>
Includes 4,000 shares held directly by Mrs. Krueger and 147,500 shares underlying currently exercisable stock options held by her.
<FN6>
Includes 5,420 shares held directly by Mr. Kitchen and 85,000 shares underlying currently exercisable stock options held by him.
<FN7>
Represents 51,500 shares underlying currently exercisable stock options held by Ms. Perry.
<FN8>
Retirement Care Associates, Inc. is now a wholly-owned subsidiary of Sun Healthcare Group, Inc, a publicly-held company.

                              ELECTION OF DIRECTORS

     The Bylaws currently provide for a Board of Directors of four (4) members. The Board of Directors recommends the election as Directors of the four (4) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                         POSITIONS AND OFFICES
      NAME             AGE               HELD AND TERM AS A DIRECTOR
---------------        ---         --------------------------------------

David V. Hall          56          President and a Director since
                                   September 1995

Robert J. Babine       54          Chief Financial Officer, Treasurer
                                   and a Director since September 1995

Timothy M. Graven      48          Director since August 1997

Bert L. Blieden        64          Director since July 1998

     There is no family relationship between any Director or Executive Officer of the Company.

     Effective in August 1997, the Company established a compensation committee which held two (2) meetings during the fiscal year ended May 31, 1998, and an audit committee which did not hold any meetings during the fiscal year ended May 31, 1998. The members of both of these committees are currently Timothy M. Graven and Bert L. Blieden. The Company has no nominating committee.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     DAVID V. HALL - PRESIDENT AND DIRECTOR. Mr. Hall has been President and Director of the Company since September 1995, and has held these same positions with In-House Rehab, Inc. ("IHR"), the Company's wholly-owned subsidiary, since September 1994. From 1986 to 1993, he was President of The Cardinal Group, a nursing home operator which he founded, which grew to 26 nursing homes. Mr. Hall sold this company in 1993, and he was actively involved in winding up this sale until the Summer of 1994. During this period of time and until September 1994, he also worked on plans for starting In-House Rehab, Inc. Since 1994, Mr. Hall has also served as Chairman of the Board of Hallmark Communications, a company engaged in selling long distance telephone service, primarily to businesses. From 1980 to 1985, he was President, founder and sole owner of Cardinal Medical Corporation which operated six full service nursing homes in Kentucky, which were sold to Hillhaven Corp. in 1985 due to a change in Kentucky's Medicaid reimbursement regulations. From 1977 to 1980, he was President, founder and sole owner of Clinical Management Associates, a contract respiratory and cardiopulmonary company which provided professionals and equipment to acute care hospitals.
At the time that Mr. Hall sold this company, it provided services to 22 hospitals in five states, had annual revenues of $6 million and had approximately 220 employees. He received a B.A. Degree from the University of Louisville in 1964.

     ROBERT J. BABINE - CHIEF FINANCIAL OFFICER, TREASURER AND DIRECTOR. Mr. Babine has been Chief Financial Officer, Secretary, Treasurer and a Director of the Company since September 1995, and has held these same positions with
IHR, the Company's wholly-owned subsidiary, since September 1994.   From 1993
to 1994, he was Vice President of Management Alternatives, Inc., a financial consulting firm specializing in mergers and acquisitions. Since 1990, Mr. Babine has also been owner of RJB Holdings, Inc., which has investments in real estate and service related businesses. From 1989 to 1990, Mr. Babine was Vice President and CFO for Burris Foods, Inc., a wholesale food distributor. From 1984 to 1989, he was controller for KFC International which handled international operations for the Kentucky Fried Chicken restaurant chain. Prior to that time he was Director of Accounting for KFC International from 1982 to 1984. Mr. Babine also has experience as an auditor with Arthur Young International accounting firm from 1974 to 1978. He received a B.S. Degree in 1972 and a MSBA Degree in Finance/Accounting in 1974 from the University of Massachusetts. Mr. Babine became a CPA in Connecticut in 1976.

     TIMOTHY M. GRAVEN - DIRECTOR. Mr. Graven has been a Director of the Company since August 1997, and is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven previously served as President and Chief Operating Officer of Steel

Technologies, Inc., of Louisville, Kentucky, a steel processing company, from March 1990 to November 1994, as Chief Financial Officer from May 1985 to March 1990, and as Director from 1982 to 1994. Mr. Graven is currently also a Director of Performance Food Group Company, a publicly-held company listed on the Nasdaq Stock Market. Mr. Graven received a B.S. Degree in Accounting from Murray State University in 1973.

     BERT L. BLIEDEN - DIRECTOR. Mr. Blieden has been a Director of the Company since July 1998. He is President of the Kaden Companies, a position he has held since that company was formed in 1983. The Kaden Companies are engaged in commercial real estate development with projects primarily in the Midwest. Prior to the formation of the Kaden Companies, Mr. Blieden owned and developed commercial and residential real estate for over twenty years through his company, Bert L. Blieden Company Realtors. Mr. Blieden attended the University of Louisville and the University of Louisville School of Law.

     REBECCA H. KRUEGER - CHIEF OPERATIONS OFFICER. Mrs. Krueger became employed by the Company in June 1996, and became Chief Operations Officer in September 1996. From September 1990 to December 1995, she was employed by Transitional Health Services ("THS") which was acquired by WelCare International Management Corporation, Atlanta, Georgia ("WelCare") in December 1995, and continued to be employed by WelCare until June 1996. THS and WelCare operate and manage a large number of nursing home facilities. Initially, Mrs. Krueger was Director of Nursing of a facility owned by THS where she supervised a nursing staff of approximately 160 persons, and directed a rehabilitation program. Beginning in May 1992, she became a Regional Nurse Consultant/Quality Assurance Specialist for THS, and was responsible for eight facilities in evaluating staff performance and compliance with federal and state regulations. In January 1994, Mrs. Krueger became a Regional Director of Operations for THS where she was responsible for the total operations of three to six long-term care facilities in Indiana, Kentucky and Arkansas. Finally, from March 1996 to June 1996, she was National Director of Subacute Services for WelCare, where she was responsible for the development of all subacute and postacute programs for up to 78 facilities. Mrs. Krueger graduated from the University of the State of New York in 1989 with an Associate Science and Nursing Degree.

     MICHAEL J. KITCHEN - VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL. Mr. Kitchen has been Secretary of the Company since July 1997, and has been the general counsel and a Vice President since October 1996. From May 1994 to October 1996, he was an attorney with the J. Bruce Miller Law Group in Louisville, Kentucky, where he concentrated his practice in commercial litigation, business law and employment relations. From August 1992 to May 1994, Mr. Kitchen was an attorney with the firm of Segal and Shanks in Louisville, Kentucky, where his practice was concentrated in the area of insurance law. From 1991 to 1992, he was an attorney with the firm of Chauvin & White in Louisville, Kentucky, where he practiced civil litigation/personal injury law. Mr. Kitchen received a B.A. Degree in Marketing from the University of Kentucky in 1988 and a J.D. Degree in law from the University of Louisville in 1991. He is licensed to practice law in Kentucky and Indiana.

     NICOLE D. PERRY - VICE PRESIDENT OF FINANCE. Ms. Perry has been Vice President of Finance of the Company since June 1997. From February 1994 to June 1997, she was a Manager for Coopers & Lybrand L.L.P. in Louisville, Kentucky, where she managed audit engagements for a number of companies. From March 1993 to February 1994, Ms. Perry was Controller for Atelier International and Assistant Controller for Vecta, which are subsidiaries of Steelcase, Inc. in Grand Prairie, Texas. From October 1990 to March 1993, she was a Senior Accountant with Price Waterhouse L.L.P. in Dallas, Texas, where she was responsible for planning, performing and supervising financial audits. From October 1987 to October 1990, she was a Senior Accountant with Deloitte & Touche, L.L.P. in Dallas, Texas, where she also planned, performed and supervised financial audits of various private and public entities. Ms. Perry received an AA Degree in Liberal Arts from Bakersfield (California) College in 1984, and a BBA Degree in Accounting from the University of Oklahoma in 1987. She became licensed as a Certified Public Accountant in 1989.

     The Company's Board of Directors held four (4) meetings during the fiscal year ended May 31, 1998. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its committees during the time each such Director was a member of the Board or any committee, except for Mark P. Clein, who resigned as a Director in July 1998, who only attended 50% of such meetings.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for January 26, 1998. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a director, officer or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that Nicole D. Perry and Bert L. Blieden each filed Form 3's late and Rebecca H. Krueger filed one Form 4 reporting one transaction late.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other Executive Officer who received total salary and bonus in excess of $100,000 for the fiscal years ended May 31, 1998, 1997 and 1996:

                                  SUMMARY COMPENSATION TABLE
                                                          LONG-TERM COMPENSATION
                                                       ---------------------------
                                                            AWARDS         PAYOUTS
                                                       ------------------  -------
                           ANNUAL COMPENSATION                   SECURI-
                     --------------------------------            TIES UN-
                                              OTHER    RE-       DERLYING          ALL
                                              ANNUAL   STRICTED  OPTIONS/          OTHER
NAME AND PRINCIPAL                            COMPEN-  STOCK     SARs      LTIP    COMPEN-
     POSITION       YEAR  SALARY    BONUS     SATION   AWARD(S)  (NUMBER)  PAYOUTS SATION
------------------  ----  -------  --------  -------  --------  --------  ------- ------
David V. Hall,      1998  $206,538  $  4,783  $15,617    -0-     100,000     -0-  $10,320
 President                                    <FN1>                               <FN2>
                    1997  $192,308  $ 28,803  $11,271    -0-     200,000     -0-  $12,215
                                              <FN3>                               <FN2>
                    1996  $ 69,200  $100,522  $14,654    -0-       -0-       -0-  $ 3,881
                                              <FN4>                               <FN2>

Robert J. Babine,   1998  $123,923  $   -     $14,062    -0-       -0-       -0-  $ 1,774
 Chief Financial                              <FN5>                               <FN6>
 Officer            1997  $110,000  $ 15,568  $ 8,347    -0-       -0-       -0-  $ 1,515
                                              <FN7>                               <FN6>

Rebecca H. Krueger, 1998  $108,533  $ 12,500  $ 7,300    -0-      37,500     -0-  $  -
 Chief Operating                              <FN8>
 Officer
------------------

<FN1>
Represents $5,383 paid for medical insurance benefits above those provided to other full-time employees of the Company and $10,234 paid for expenses of an automobile provided for Mr. Hall's use.
<FN2>
Represents the premium paid for a term life insurance policy provided for Mr. Hall's benefit.
<FN3>
Represents $11,271 paid for expenses of an automobile provided for Mr. Hall's use.
<FN4>
Represents $4,974 paid for medical insurance benefits above those provided to other full-time employees of the Company, and $9,680 paid for expenses of an automobile provided for Mr. Hall's use.
<FN5>
Represents $10,600 paid to Mr. Babine for the use of an automobile and $3,462 paid for medical insurance benefits above those provided and other full time employees of the Company.
<FN6>
Represents the premium paid for a term life insurance policy provided for Mr. Babine's benefit.
<FN7>
Represents compensation paid to Mr. Babine for the use of an automobile.
<FN8>
Represents an automobile allowance paid to Ms. Krueger.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made to each of the Executive Officers named above during the fiscal year ended May 31, 1998:

                                          INDIVIDUAL GRANTS
                   ----------------------------------------------------------
                   NUMBER OF     PERCENT OF TOTAL
                   SECURITIES      OPTIONS/SARs
                   UNDERLYING       GRANTED TO       EXERCISE
                   OPTION/SARs     EMPLOYEES IN      OR BASE      EXPIRATION
                   GRANTED (#)     FISCAL YEAR     PRICE ($/SH)      DATE
                   -----------   ----------------  ------------   ----------
David V. Hall       100,000            18.3%        $1.20313       11/17/00
Robert J. Babine      -0-                --             --            --
Rebecca H. Krueger   12,500             2.3%         2.875          8/27/00
Rebecca H. Krueger   25,000             4.6%         1.21875        3/24/01

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                            SECURITIES       VALUE OF
                                            UNDERLYING       EXERCISED
                                            UNEXERCISED     IN-THE-MONEY
                     SHARES                 OPTION/SARs     OPTION/SARs
                   ACQUIRED ON               AT FY-END       AT FY-END
                    EXERCISE                EXERCISABLE/    EXERCISABLE/
                    (NUMBER)     REALIZED   UNEXERCISABLE   UNEXERCISABLE
                   -----------   --------   -------------   -------------
David V. Hall         -0-          -0-      100,000 / 0     $129,867 / 0
Robert J. Babine      -0-          -0-            0 / 0            0 / 0
Rebecca H. Krueger    -0-          -0-       37,500 / 0       32,031 / 0

     Effective February 1, 1998, the Company entered into new three year employment agreements with David V. Hall, President of the Company, and Robert
J. Babine, Chief Financial Officer and Treasurer of the Company. Each agreement is for a term of three years, but is automatically renewed for a three year term on a monthly basis. The Employment Agreements provide that each will devote a substantial portion of their time to the Company, and that Mr. Hall will receive a base salary of $220,000 per year and Mr. Babine will receive a base salary of $132,000 per year. Mr. Hall and Mr. Babine will also receive bonuses at the discretion of the Board of Directors and the use of an automobile at a maximum cost of $12,000 per year for Mr. Hall and $11,700 per year for Mr. Babine. In addition, the employment agreements provide that the Company will pay for term life insurance policies in the amount of $2,000,000 for Mr. Hall and $500,000 for Mr. Babine. The proceeds of these policies will be payable to the respective estates of Mr. Hall and Mr. Babine.

     In the event that the Company terminates either of these employment agreements without cause, or as a result of a change in control, the Company will be required to pay the base salary for the remaining initial term of the agreement, or twelve (12) months, whichever is greater. In addition, the Company may be required to repurchase up to 50% of the stock held by the Officers and provide for family medical insurance until the age of 65.

     Effective February 1, 1998, the Company entered into a new employment agreement with Rebecca Krueger, who is Chief Operating Officer of the Company, pursuant to which Ms. Krueger agreed to devote a substantial portion of her time to the business of the Company. The initial term of the agreement is for one year, but is automatically renewed for one year on a monthly basis. Ms. Krueger's base salary is $117,200 per year, and her base salary will be increased each year by at least the increase in the cost of living index. She will also receive bonuses at the discretion of the Company and an automobile allowance of $675 per month. In the event that the Company terminates this employment agreement without cause or as a result of a change in control, the Company will be required to pay her base salary for twelve (12) months.

     Effective February 1, 1998, the Company entered into a new employment agreement with Michael J. Kitchen, who is Vice President, Secretary and General Counsel to the Company, pursuant to which Mr. Kitchen agreed to devote a substantial portion of his time to the business of the Company. The initial term of the agreement is for one year, is automatically renewed for one year on a monthly basis. Mr. Kitchen's base salary is $103,500 per year, and his base salary will be increased each year by at least the increase in the cost of living index. He will also receive bonuses at the discretion of the Company and an automobile allowance of $650 per month. In the event that the Company terminates this employment agreement without cause or as a result of a change in control, the Company will be required to pay his base salary for twelve (12) months.

     Effective February 1, 1998, the Company entered into a new employment agreement with Nicole Perry, who is Vice President of Finance to the Company, pursuant to which Ms. Perry agreed to devote a substantial portion of her time to the business of the Company. The initial term of the agreement is for one year. Ms. Perry's base salary is $80,000 per year, and her base salary will be increased each year by at least the increase in the cost of living index. She will also receive bonuses at the discretion of the Company and an automobile allowance of $600 per month. In the event that the Company terminates this employment agreement without cause or as a result of a change in control, the Company will be required to pay her base salary for six (6) months.

DIRECTOR COMPENSATION

     Effective in August 1997, outside Directors of the Company receive a fee of $500 per month and will receive stock options to purchase 2,500 shares of Common Stock each year for their services in such capacity. Directors are also reimbursed for all reasonable and necessary costs and expenses incurred as a result of being a Director of the Company.

STOCK OPTION PLAN

     In October 1996, the Company's Board of Directors adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are key employees of the Company. Vesting provisions are determined by the Board at the time options are granted. As originally adopted, the total number of shares of Common Stock subject to options under the 1996 Plan was not to exceed 1,000,000, subject to adjustment in the event of certain recapitali zations, reorganizations and similar transactions. The option price cannot be less than the fair market value of a share on the date the option is granted and it must be satisfied by the payment of cash.

     The Board of Directors may amend the 1996 Plan at any time, provided that the Board may not amend the 1996 Plan to materially increase the number of shares available under the 1996 Plan, materially increase the benefits accruing to Participants under the 1996 Plan, or materially change the eligible class of employees without shareholder approval.

OUTSTANDING OPTIONS UNDER THE PLAN

     On December 26, 1996, the Company's Board of Directors granted options to purchase an aggregate of 112,000 shares of Common Stock at $2.00 per share under the 1996 Plan. The options are fully vested and expire three years after the date of grant. Included in these options are non-qualified options to purchase 100,000 shares granted to Rebecca Krueger, Chief Operations Officer of the Company.

     On March 4, 1997, the Company issued non-qualified options, under the 1996 Plan, to purchase 50,000 shares of Common Stock to an outside consultant at $2.25 per share which was equal to the fair market value on the date of grant. The options are exercisable for three years from the date of grant.

     On May 19, 1997, the Company's Board of Directors granted options to purchase an aggregate of 158,000 shares of Common Stock at $3.00 per share under the 1996 Plan. The options vest over various periods up to three years and expire three years after the date of grant. Included in these options are options granted to the following officers of the Company: Rebecca Krueger to purchase 10,000 shares of Common Stock; Michael Kitchen to purchase 15,000 shares of Common Stock; and Nicole Perry to purchase 25,000 shares of Common Stock.

     On June 9, 1997, the Company's Board of Directors granted options to an employee to purchase 20,000 shares of Common Stock at $3.31 per share under the 1996 plan. The options are fully vested and expire three years after the date of grant.

     On June 12, 1997, the Company's Board of Directors granted options to an employee to purchase 8,000 shares of Common Stock at $3.56 per share under the 1996 Plan. The options vest over a period of one year and expire seven years after the date of grant.

     On August 27, 1997, the Company's Board of Directors granted options to purchase an aggregate of 42,500 shares of Common Stock at $2.875 per share to four employees. These options vest immediately and expire three years after the date of grant. Included in these options are options granted to Rebecca Krueger, an officer, to purchase 12,500 shares of Common Stock.

     On November 17, 1997, the Company's Board of Directors granted options to purchase an aggregate of 100,000 and 20,000 shares of Common Stock at $1.20313 and $1.094 per share, respectively, to five employees under the 1996 Plan. These options vest immediately and expire three years after the date of grant. Included in these options are options granted to David V. Hall, an officer, to purchase 100,000 shares at $1.20313, and to Nicole D. Perry, an officer, to purchase 12,500 shares of Common Stock at $1.094 per share.

     Additionally, on November 17, 1997, the Company's Board of Directors granted non-qualified options to purchase 2,500 shares of Common Stock at $1.094 per share to each of Chris Brogdon, Mark Clein and Timothy M. Graven,

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
Directors of the Company. These options vest immediately and expire three years after the date of grant.

     On December 1, 1997, the Company's Board of Directors granted non-qualified options to purchase an aggregate of 99,999 shares of Common Stock at $1.0934 per share, which was equal to the fair market value on the date of grant, to three consultants under the 1996 Plan. These options vest immediately and expire three years after the date of grant.

     On December 6, 1997, the Company's Board of Directors granted non-qualified options to purchase an aggregate of 75,000 shares of Common Stock at $1.3125 per share, which was equal to the fair market value on the date of grant, to three consultants under the 1996 Plan. These options vest immediately and expire three years after the date of grant.

     On December 22, 1997, the Company's Board of Directors granted options to an employee to purchase 10,000 shares of Common Stock at $1.3125 per share under the 1996 Plan. The options vest over a period of six months and expire three years from the date of grant.

     On March 24, 1998, the Company's Board of Directors granted options to purchase an aggregate of 170,500 shares of Common Stock at $1.21875 to 21 employees under the 1996 Plan. These options vest immediately and expire three years after the date of grant. Included in these options are options granted to Rebecca H. Krueger, Michael J. Kitchen, and Nicole D. Perry, officers of the Company, to purchase 25,000, 20,000 and 14,000 shares of Common Stock, respectively.

     On July 1, 1998, the Company's Board of Directors granted non-qualified options to an employee to purchase 160,000 shares of Common Stock at $2.50 per share under the 1996 Plan. The options vest over a period of one year and expire three years from the date of grant.

OTHER OUTSTANDING OPTIONS NOT UNDER THE PLAN

     On June 1, 1996, the Company granted a non-plan option to an employee to purchase 50,000 shares of Common Stock at $1.25 per share which was equal to the fair market value on the date of grant. The option is exercisable for three years from the date of grant.

     On June 21, 1996, the Company granted non-plan options to two stock brokers to purchase 20,000 shares of Common Stock at $1.25 per share which was equal to the fair market value on the date of grant. The options are exercisable for three years from the date of grant.

     On August 1, 1996, the Company granted non-plan options to ten employees to purchase an aggregate of 95,000 shares of Common Stock at $1.75 per share which was equal to the fair market value on the date of grant. These options are exercisable for three years from the date of grant.

     On October 24, 1996, the Company granted non-plan options to two employees to purchase an aggregate of 40,000 shares of Common Stock at $2.25 per share which was equal to the fair market value on the date of grant. These options are exercisable for three years from the date of grant.

     On December 5, 1996, the Company issued non-plan options to two shareholders of Daily Rehabilitation Institute, Inc. in connection with the acquisition of that company. The options are to purchase an aggregate of 30,000 shares of Common Stock at $2.25 per share which was equal to the fair

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
market value on the date of grant. Of the 30,000 options, 15,000 options expire on December 15, 1999 and 15,000 expire on December 31, 2000.

     On December 26, 1996, the Company issued non-plan options to purchase 200,000 shares of Common Stock to David V. Hall at $2.00 per share which was equal to the fair market value on the date of grant. Mr. Hall then transferred these options to his two adult children who are also employees of the Company. The options are exercisable for three years from the date of grant.

401(k) PLAN

     The Company maintains a 401(k) employee retirement and savings program (the "401(k) Plan") for its employees. Under the 401(k) Plan, an employee may contribute up to 15% of his or her gross annual earnings, subject to a statutory maximum, for investment in one or more funds identified under the Plan. The Company may in the future, with the approval of the Board of Directors, make matching contributions to participants in the 401(k) Plan. During the year ended May 31, 1998, the Company made contributions totaling $12,144 under the 401(k) Plan.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the acquisition of In-House Rehab, Inc. in September 1995, certain persons who were then Officers and Directors of the Company agreed to the cancellation of indebtedness owed to them by the Company as follows:

              NAME                      AMOUNT OF DEBT CANCELED
        ----------------                -----------------------
        Albert L. Blum                          $226,655
        Theodore Jackson                         176,915
        Fred B. Blum                              18,367
        Mark Jackson                             177,315
                                                --------
           Total                                $599,252

The indebtedness to these persons was a result of advances made for working capital and for debt service payments made for which the person was a personal guarantor, including interest accrued thereon.

     At May 31, 1997, the Company had contracts to provide physical, speech, occupational and behavioral health therapists to approximately 71 nursing homes of which 36 were either owned, operated or managed by Retirement Care Associates, Inc. ("Retirement Care"), a principal shareholder of the Company. During the years ended May 31, 1998 and 1997, the Company billed approximately $6,411,000 and $8,932,000 in fees under these agreements, respectively. As of May 31, 1998 and 1997, there were approximately $1,287,000 and $4,513,000, respectively, in accounts receivable relating to such services outstanding.
As of August 27, 1998, all of the accounts receivable had been paid in full.

     In February 1997, Retirement Care announced that it had entered into a merger agreement with Sun Healthcare. See "ITEM 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" for additional information concerning this matter.

     As of May 31, 1997, Retirement Care owed the Company approximately $58,600 in connection with its original purchase during the fiscal year ended May 31, 1995, of shares of stock of In-House Rehab, Inc. which shares were

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
subsequently exchanged for shares of the Company's Common Stock. This stock subscription receivable was paid in full on September 9, 1997.

     At May 31, 1998, the Company had contracts to provide physical, speech and occupational therapists to approximately 69 nursing homes of which 5 are either owned, operated or managed by NewCare Health Corporation ("NC"). A former director of the Company is also a director and significant shareholder of NC. During the year ended May 31, 1998, the Company billed approximately $1,783,000 in fees under agreements with NC. As of May 31, 1998, there were approximately $990,000 in accounts receivable relating to such services outstanding.

     As of May 31, 1998 and 1997, David V. Hall, an Officer, Director and principal shareholder of the Company, owed the Company $84,000 and $18,000, respectively, for advances made to him. In addition, as of May 31, 1998 and 1997, Hallmark Communications, a company of which Mr. Hall is the majority owner, owed the Company $3,600 and $11,000, respectively, for advances made to it by the Company.

     On December 26, 1996, the Company's Board of Directors granted non-qualified options to purchase 100,000 shares of Common Stock at $2.00 per share to Rebecca Krueger, the Company's Chief Operating Officer, under the Company's 1996 Stock Option Plan. The options are fully vested and expire three years after the date of grant. On May 19, 1997, the Company's Board of Directors granted incentive stock options to purchase 10,000 shares of Common Stock at $3.00 per share to Rebecca Krueger and on August 27, 1997, she was granted additional options to purchase 12,500 shares at $2.875 per share. These options are fully vested and expire three years after the date of grant.

     On March 1, 1996 and October 24, 1996, the Company's Board of Directors granted non-qualified options to purchase 20,000 and 30,000 respectively, shares of Common Stock at $1.75 and $2.25 per share, respectively, to Michael Kitchen, the Company's Vice President, Secretary and General Counsel. The options are fully vested and expire three years after the date of grant. On May 19, 1997, the Company's Board of Directors granted incentive stock options to purchase 15,000 shares of Common Stock at $3.00 per share to Michael Kitchen under the Company's 1996 Stock Option Plan. The options are fully vested and expire three years after the date of grant.

     On May 19, 1997, the Company's Board of Directors granted incentive stock options to purchase 25,000 shares of Common Stock at $3.00 per share to Nicole Perry, the Company's Vice President of Finance. The options vest over one year and expire three years after the date of grant.

     On November 17, 1997, the Company's Board of Directors granted options to purchase 100,000 and 12,500 shares of Common Stock at $1.20313 and $1.094, respectively, to David V. Hall, President and CEO, and Nicole D. Perry, Vice President of Finance, respectively. The options vest immediately and expire three years after the date of grant.

     Additionally, on November 17, 1997, the Company's Board of Directors granted non-qualified options to purchase 2,500 shares of Common Stock at $1.094, each to Timothy M. Graven, Chris Brogdon, and Mark Clein, Directors. These options vest immediately and expire three years after the date of grant.

     On March 24, 1998, the Company's Board of Directors granted options to purchase 25,000, 20,000 and 14,000 shares of Common Stock at $1.21875 to Rebecca H. Krueger, Chief Operating Officer, Michael J. Kitchen, Vice President, General Counsel and Secretary, and Nicole D. Perry, Vice President of Finance, respectively. These options vest immediately and expire three years after the date of grant.

                          INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Strothman & Company PSC audited the financial statements of the Company for the fiscal years ended May 31, 1996 and 1997, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the Shareholders do not ratify the appointment of Strothman & Company PSC, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Strothman & Company PSC will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     On October 1, 1997, Coopers & Lybrand L.L.P. ("C&L"), which served as the Company's independent accountants for the fiscal years ended May 31, 1995 and 1996, and had been retained for the Company's fiscal year ended May 31, 1997, resigned as the Company's independent accountants. The reports of C&L on the Company's financial statements for the fiscal years ended May 31, 1995 and 1996 did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles or practices. The Company filed a report on Form 8-K dated October 1, 1997 reporting the resignation of C&L.

     The Company is not aware of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-B, with C&L during the fiscal years ended May 31, 1995 and 1996, and from that date to the date of C&L's resignation on October 1, 1997, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, except as described below.

     In its audit of the Company's financial statements for the year ended May 31, 1997, C&L had completed most of its audit procedures by the end of July 1997 and had not raised any significant concerns about the Company's financial statements, other than the following. On Friday, August 1, 1997, prior to the Company's scheduled fourth quarter earnings release on Monday, August 4, 1997, C&L advised the Company that it had concerns about the collectability of certain accounts receivable from Retirement Care, a major customer of the Company and a 27,490 shareholder of the Company's outstanding Common Stock. Retirement Care had historically been a slow paying customer, but even at this time continues to make payments on the balances due to the Company for services rendered.

     C&L also served as the independent accountants for Retirement Care until August 14, 1997, when C&L resigned as the independent accountants of Retirement Care. In a letter filed with the Securities and Exchange Commission concerning its resignation, C&L stated that it was unable to rely on representations of Retirement Care's management, and did not intend to be associated with any filings which may be made by Retirement Care with the Securities and Exchange Commission.

     During August and September 1997, the Company, Retirement Care and Chris Brogdon, the President of Retirement Care and a Director of the Company, made proposals to C&L to alleviate its concerns. Such proposals included Retirement

Care paying down the balance of the accounts receivable and providing collateral which the Company's management believed would more than adequately secure the payment of the remaining accounts receivable of Retirement Care. However, C&L took the position that the collateral was insufficient. C&L noted that even if such proposals were adopted that it would still render an opinion with a "going concern" qualification based on what C&L believed was the uncollectability of the Retirement Care accounts receivables. The Company's management offered another proposal to provide a letter of credit from an unaffiliated third party which would more than adequately secure the Retirement Care accounts receivable, but C&L would not provide a written commitment to the Company that this would be sufficient collateral.

     The Company's management believed that C&L's position with respect to the Retirement Care accounts receivable was unreasonable and appeared to be a result of C&L's adverse relationship with Retirement Care. Based on this concern, the Company asked C&L to evaluate C&L's relationship with the Company under applicable independence and conflicts of interest rules. In response, C&L denied that any conflicts of interest or independence rules had been violated, but stated that it was no longer appropriate for it to serve as the Company's independent accountants because of a deterioration of the client-auditor relationship.

     The Company's management has fully advised the Audit Committee of the Board of Directors of all of the above matters, and certain members of the Board of Directors and the Audit Committee of the Board of Directors discussed the above matters with C&L. However, neither the full Board of Directors nor the full Audit Committee have discussed these matters with C&L.

     The Company provided a copy of its Report on Form 8-K to C&L and requested that C&L provide the Company with a letter addressed to the Commission, as required by Item 304(a)(3) of Regulation S-B.

     On October 14, 1997, C&L provided the Company with its response to the Form 8-K (the "Response Letter"), wherein it disagreed with certain statements made by the Company therein. The Company's management continues to stand by the statements it made in the Form 8-K. The Company did not want a change in accountants during an audit and continued to work with C&L to satisfy them with respect to the collectability of the Retirement Care receivables during August and September, until C&L's resignation on October 1, 1997.

     The Company has authorized C&L to respond fully to the inquiries of the Company's successor independent accountants.

                    AMENDMENT TO ARTICLES OF INCORPORATION
                           CONCERNING NAME CHANGE

     The Board of Directors has approved an amendment to the Articles of Incorporation to change the name of the Company to "Perennial Health Systems, Inc." The new name is being proposed to better reflect the current and proposed business of the Company, since the Company has announced its intention to expand its business into managing and operating long-term care facilities.

     An affirmative vote of a majority of the shares outstanding will be required to approve the proposed amendment to the Company's Articles of Incorporation. The Board of Directors recommends approval of the amendment.

                               OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                ANNUAL REPORT

     The Company's Annual Report, which consists of a Summary Annual Report and Annual Report on Form 10-KSB for the fiscal year ending May 31, 1998, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                   DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE ANNUAL MEETING TO BE HELD IN NOVEMBER 1999

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in November 1999 must be received at the offices of the Company, 325 West Main Street, Suite 1400B, Louisville, Kentucky 40202, on or before June 16, 1999, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                    DAVID V. HALL, PRESIDENT

Louisville, Kentucky
October 12, 1998

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
P R O X Y
                          IN-HOUSE REHAB CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David V. Hall with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of In-House Rehab Corporation held of record by the undersigned on October 12, 1998, at the Annual Meeting of Shareholders to be held on November 16, 1998, or any adjournment thereof.

     1.  Election of Directors:

         ___ FOR all nominees listed below

         ___ FOR all nominees except as crossed out below:

                   David V. Hall           Timothy M. Graven
                   Robert J. Babine        Bert L. Blieden

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Strothman & Company PSC as the Company's independent auditors.

           ____ FOR              ____ AGAINST            ____ ABSTAIN

     3. The approval of an amendment to the Company's Articles of Incorporation to change the name of the Company to "Perennial Health Systems, Inc."

           ____ FOR              ____ AGAINST            ____ ABSTAIN

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Dated: __________________________    ____________________________________
                                     Signature(s) of Shareholder(s)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IN-HOUSE REHAB CORPORATION. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.